Interim Chief Executive Officer
Employment Agreement
This Interim Chief Executive Officer Employment Agreement (this “Agreement”), is entered into as of April 16, 2022 (the “Effective Date”) by and between DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”) and John P. Groetelaars (“Executive”) (collectively referred to herein as the “Parties”).
RECITALS
Executive and the Company mutually desire that Executive provide services to the Company on the terms provided herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.Employment.
(a)General. The Company and Executive desire that Executive be employed as the Company’s Interim Chief Executive Officer. Executive’s employment with the Company as its Interim Chief Executive Officer shall commence on April 19, 2022 (the “Commencement Date”). Executive shall cease to be the Company’s Interim Chief Executive Officer on the first day a permanent or successor Chief Executive Officer approved by the Company’s Board of Directors (the “Board”) commences employment with the Company, and, unless otherwise determined by the Board, Executive shall cease to be employed by the Company on such date. Notwithstanding the foregoing, at all times Executive’s employment with the Company shall be “at-will,” such that Executive’s employment may be terminated by the Company or Executive at any time and for any reason.
(b)Position, Reporting and Duties. While serving as the Company’s Interim Chief Executive Officer, Executive shall report to the Board, shall have such duties, authority, and responsibilities as are customary for such position in a Delaware corporation (subject to the control of the Board and its committees), and shall perform such other duties as may be reasonably requested by the Board, including without limitation assisting the Board in the hiring of a permanent Chief Executive Officer for the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act)), provided that (i) Executive shall be permitted to manage Executive’s personal, financial and legal affairs, subject to compliance with this Agreement and (ii) Executive shall be permitted to serve on the board of directors of up to two (2) publicly traded or privately held companies. Executive agrees to observe and comply with the rules and policies of the Company and its Affiliates as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).
(c)Principal Place of Employment. Executive’s principal office shall be the Company’s facility in Sarasota, Florida, or such other offices as may be appropriate for the performance of his duties as mutually agreed by the Board and Executive. The Parties understand that given the nature of Executive’s duties, Executive may be required to travel and perform services at locations other than his principal office from time to time.

(d)Certain Executive Representations. Executive represents and warrants that (i) Executive is not subject to any impediment, restriction or restraint that would in any way prohibit, hinder or impair his employment hereunder and his performance as contemplated hereby, and (ii) without limiting the foregoing, Executive’s employment hereunder and his performance as contemplated hereby do not and would not in any way conflict with or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.
2.Compensation and Related Matters.
(a)Initial RSU Grant. The Company shall grant to Executive an award of Restricted Share Units (“RSUs”) under the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, as amended and restated (the “Plan”), with the number of Company common shares (“shares”) subject to such grant having a grant date fair value of seven million dollars ($7,000,000) (the “Initial RSU Grant”). The number of shares subject to the Initial RSU Grant shall be calculated by dividing (x) seven million dollars ($7,000,000) by (y) the closing price of a Company share as listed on The Nasdaq Global Select Market on the Initial RSU Grant’s grant date. The Initial RSU Grant’s grant date shall be the third (3rd) trading day after the Commencement Date, provided, that, if such grant date is not within the Company’s open trading window period, the Initial RSU Grant’s grant date shall instead be the third (3rd) trading day after the date of the filing of the next periodic report on Form 10-Q following the Commencement Date. The Initial RSU Grant shall vest monthly with respect to the shares subject thereto in six substantially equal installments, with the first vesting date occurring on the one month anniversary of the Commencement Date, such that one hundred percent (100%) of the shares subject to the Initial RSU Grant shall be vested on the sixth month anniversary of the Commencement Date (the “Final Vesting Date”), subject to Executive’s continued employment with the Company on each applicable vesting date as Interim Chief Executive Officer. Notwithstanding the foregoing, upon (i) the consummation of a Change in Control (as defined below) of the Company, (ii) Executive ceasing to serve as the Company’s Interim Chief Executive Officer, or (iii) Executive’s termination of employment with the Company, in each case, prior to the Final Vesting Date for any reason other than (x) a termination by the Company or its Affiliates for “Cause” (as defined below) or (y) a voluntary resignation by Executive (excluding a termination of Executive’s employment with the Company due to Executive’s death or disability), subject to Executive (or Executive’s estate, if applicable) signing on or before the sixtieth (60th) day following Executive’s termination of employment with the Company or cessation of service as Interim Chief Executive Officer (if applicable), and not revoking, a release of claims in the Company’s customary form, as it may be updated from time to time, but excluding any restrictive covenants that may otherwise be included in the customary form (the “Release Condition”), one hundred percent (100%) of any then-unvested portion of the Initial RSU Grant shall become vested. For the avoidance of doubt, the termination of Executive's employment or cessation of Executive’s service as Interim Chief Executive Officer, in each case, in connection with the appointment of a permanent Chief Executive Officer of the Company shall, subject to Executive's satisfaction of the Release Condition, result in the accelerated vesting of one hundred percent (100%) of the then-unvested portion of the Initial RSU Grant. The Initial RSU Grant shall be subject to and governed by the terms and conditions of the applicable Restricted Share Unit Grant Notice, Restricted Share Unit Agreement and the Plan.
(b)Subsequent Equity Grants. If, following the Final Vesting Date, Executive continues to be employed by the Company as its Interim Chief Executive Officer under this Agreement, then as consideration for Executive’s continued employment as the Company’s Interim Chief Executive Officer through any monthly anniversary of the Final Vesting Date, the Company shall grant to Executive an award of fully vested shares under the Plan that shall be issued on the first day of the calendar month following the applicable monthly anniversary of the Final Vesting Date (each, a “Subsequent Equity Grant”). Each Subsequent Equity Grant shall be subject to and governed by the Plan and shall have a grant date fair value of one million one hundred sixty-six thousand six hundred sixty-seven dollars ($1,166,667), with the number of shares calculated by dividing (x) one million one hundred sixty-six thousand six hundred sixty-seven dollars ($1,166,667) by (y) the closing price of a Company share as listed on The Nasdaq Global Select Market on the Subsequent Equity Grant’s grant date (or if no such shares are traded on such date, the immediately preceding date on which shares of the Company's common stock were publicly traded on The Nasdaq Global Select Market). Notwithstanding the foregoing, Executive’s entitlement to any Subsequent Equity Grants shall end, and Executive shall have no further entitlement to any Company equity grants hereunder, following the earliest of (i) the appointment of a permanent Chief Executive Officer of the Company prior to an applicable monthly anniversary of the Final Vesting Date; (ii) Executive’s termination of employment with the Company for any reason prior to an applicable monthly anniversary of the Final Vesting Date and (iii) the first day of the seventh (7th) full calendar month following the Final Vesting Date.
(c)Prior Health Plan Coverage. To the extent Executive’s employment with the Company under this Agreement causes Executive to forfeit group health plan insurance coverage for Executive and his eligible dependents that he would otherwise have been entitled to receive in connection with his separation from a prior employer under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or under the terms of Executive’s contractual severance arrangements with such prior employer, the Parties shall make arrangements in good faith to compensate Executive for such forfeiture and/or provide Executive with substantially similar group health plan insurance coverage at no greater cost to Executive.
(d)Indemnification. Executive shall be entitled to coverage under the Company’s directors and officers insurance policy and indemnification pursuant to the Company’s By-Laws and certificate of incorporation, in each case in accordance with the terms and conditions thereof and on a basis no less favorable than that applicable to other executive officers of the Company from time to time.
(e)Director Compensation. Executive shall not receive any compensation for his Board service while he is employed by the Company pursuant to this Agreement and shall not be eligible for any equity grant(s) that may be awarded to other members of the Board while he is employed by the Company.
(f)Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company during his employment with the Company in accordance with the Company’s expense reimbursement Policy, provided that the Company agrees that (i) Executive’s travel to any of the Company’s offices other than his principal office shall be considered business travel and the associated expenses shall be considered business expenses and shall be reimbursed to Executive by the Company and (ii) for all business air travel, Executive shall be entitled to travel by first class or business class commercial flights or private air travel and the associated cost shall be reimbursed to Executive by the Company.
3.Clawback Provisions.
Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy approved by the Board that is generally applicable to executive officers of the Company, applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as are required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement.

4.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to a United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and the Company’s successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
5.Certain Definitions.
(a)Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
(i)a majority of the members of the Board, excluding Executive as applicable, determining that (a) Executive has committed an act of fraud in the course of his employment against the Company, or (b) Executive has committed an act of willful misconduct or gross negligence against the Company that is materially injurious to the Company or its customers;
(ii)a majority of the members of the Board, excluding Executive as applicable, determining that Executive has willfully failed to adequately perform material duties or obligations under this Agreement;
(iii)Executive’s indictment for, or conviction of, or pleading no contest to, a felony or a crime involving Executive’s moral turpitude, relating to Executive’s job position, or that causes substantial damage to the Company’s public image or reputation, or causes substantial harm to the Company’s operations or financial performance; or
(iv)a material breach of any of the representations and warranties set forth in Section 1(d).
The determination as to whether Executive is being terminated for Cause shall be made after a reasonable and good faith investigation by the Board (excluding Executive as applicable); provided, however, that Cause shall not exist under this Agreement unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board at his sole discretion with or without counsel and the Board provides Executive a summary of its findings.
(b)Change in Control. “Change in Control” shall have the meaning set forth in the Plan as in effect on the Commencement Date.
(c)Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
6.Miscellaneous Provisions.
(a)Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law of the Commonwealth of Pennsylvania or any other jurisdiction, and where applicable, the laws of the United States. The Company and Executive agree that any and all disputes relating to or arising out of this Agreement will first be submitted to mediation pursuant to a written demand for mediation which either Party may serve on the other which shall be before a mediator selected by the Parties in accordance with mediation procedures of the American Arbitration Association (“AAA”). In the event the Parties are unable to agree to a mediator within ten (10) days of receipt of the written demand for mediation, the mediator will be appointed by the office of AAA in Philadelphia, Pennsylvania. The cost of the mediator and fees imposed by AAA shall be split equally by the Parties.
(b)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 4 and this Section 6 will survive the termination of Executive’s employment.
(c)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:
(i)If to the Company, to the attention of the General Counsel at its headquarters,
(ii)If to Executive, at the last address that the Company has in its personnel records for Executive, or
(iii)At any other address as any Party shall have specified by notice in writing to the other Party.
(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or by electronic PDF shall be deemed effective for all purposes.
(e)Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(i)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is legally required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(j)Section 409A.
(i)General. This Agreement and the payments and benefits thereunder are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
(ii)Specified Employee. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.

(iii)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Separate Identified Payments. For purposes of Section 409A, each amount to be paid or benefit to be provided under the Agreement shall be construed as a separate identified payment for purposes of Section 409A.
7.Executive Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first above written.
DENTSPLY SIRONA Inc.
By:    /s/ Eric K. Brandt
    Eric K. Brandt
Title: Non-Executive Chairman of the Board of Directors
EXECUTIVE
By:    /s/ John P. Groetelaars
    John P. Groetelaars
[Signature Page to Employment Agreement]